Exhibit 99.1

NORTEK REPORTS
3rd-QUARTER RESULTS

PROVIDENCE, RI, December 3, 2009—Nortek, Inc. (“Nortek”), a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products, today announced third-quarter sales of $452 million despite the sustained adverse conditions in the U.S. housing market.

Key financial highlights for the third quarter of 2009 included:

•	Net sales of $452 million compared to the $583 million recorded in 2008.

•	Operating earnings of $27.7 million compared to an operating loss of $579.6 million (including the impact of a $600-million estimated non-cash goodwill impairment charge) in the third quarter of 2008.

•	Depreciation and amortization expense of $14.2 million compared to $17.1 million in last year’s third quarter.

As of October 3, 2009, Nortek had approximately $181 million in unrestricted cash, cash equivalents and marketable securities and had $150 million of borrowings outstanding under its revolving credit facility.

Key financial highlights for the first nine months of 2009 included:

•	Net sales of $1,379 million compared to the $1,770 million recorded in the first nine months of 2008.

•
An operating loss of $173.4 million (including the impact of a $250-million estimated non-cash goodwill impairment charge) compared to an operating loss of $509.3 million (including the impact of a $600-million estimated non-cash goodwill impairment charge) in the first nine months of 2008.

•	Depreciation and amortization expense of $45.8 million compared to $53.1 million in the first nine months of 2008.

Richard L. Bready, Chairman and Chief Executive Officer, said, “Nortek continues to manage its business effectively as the residential and commercial markets continue to struggle.  Nortek’s focus on cost-reduction initiatives, working capital management, manufacturing efficiency improvements and strategic sourcing actions have resulted in positive liquidity and improving margins.  Recovery of the housing market is uneven, but more positive than negative.  Additionally, the North American commercial construction market continues its downward trend.  Our continuing long-term strategy is to maintain our distinctive brand leadership, hold market share and emerge from bankruptcy ready to grow in a rising future economy.”

As previously announced on October 21, 2009, Nortek and its domestic subsidiaries filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

The Bankruptcy Court has approved orders allowing Nortek and its domestic subsidiaries to operate their businesses in the ordinary course throughout the chapter 11 process while the Company seeks confirmation of the prepackaged plans of reorganization.

A confirmation hearing currently remains on schedule for December 4, 2009 in the Delaware Bankruptcy Court.  As previously stated, Nortek and its domestic subsidiaries anticipate emerging from bankruptcy by the end of the year.

Nortek* (a wholly owned subsidiary of Nortek Holdings, Inc., which is a wholly owned subsidiary of NTK Holdings, Inc.) is a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products.  Nortek offers a broad array of products including: range hoods, bath fans, indoor air quality systems, medicine cabinets and central vacuums, heating and air conditioning systems, and home technology offerings, including audio, video, access control, security and other products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth and product liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.

# # #

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

	For the third quarter ended		For the nine months ended
	Oct. 3, 2009	Sept. 27, 2008	Oct. 3, 2009	Sept. 27, 2008
	(Dollar amounts in millions)

Net Sales	$451.8	$582.6	$1,378.6	$1,769.9

Costs and Expenses:
Cost of products sold	321.7	434.4	990.9	1,299.3
Selling, general and administrative expense, net	96.7	121.1	293.5	358.1
Goodwill impairment charge (see Note C)	---	600.0	250.0	600.0
Amortization of intangible assets	5.7	6.7	17.6	21.8
	424.1	1,162.2	1,552.0	2,279.2
Operating earnings (loss)	27.7	(579.6)	(173.4)	(509.3)
Interest expense	(37.7)	(37.1)	(113.7)	(95.8)
Loss from debt retirement	---	---	---	(9.9)
Investment income	---	0.2	0.2	0.6
Loss before provision for income taxes	(10.0)	(616.5)	(286.9)	(614.4)
Provision for income taxes	2.4	28.2	3.6	30.7
Net loss	$(12.4)	$(644.7)	$(290.5)	$(645.1)

The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.

(A)
On October 21, 2009 (the “Commencement Date”), NTK Holdings, Inc. (“NTK Holdings”), the parent company of Nortek, Inc. (“Nortek”), and certain of NTK Holding’s affiliates, including Nortek and certain of its domestic subsidiaries (collectively, the “Debtors”), filed voluntary petitions for reorganization under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").  The cases are being jointly administered under Case No. 09-13611 (the “Bankruptcy Cases”).  As a result, the Debtors are currently operating as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code (see Note B).  The chapter 11 bankruptcy proceedings do not directly impact Nortek’s foreign subsidiaries.

Following the Commencement Date, the Debtors filed joint prepackaged plans of reorganization (the “Prepackaged Plans”) and a proposed disclosure statement (the “Disclosure Statement”) pursuant to sections 1125 and 1126(b) of the Bankruptcy Code, which, as discussed further in Note B below, provide for a restructuring of substantially all of the Debtors’ domestic long-term and short-term debt.  Nortek and its subsidiaries will continue to operate their businesses in the ordinary course throughout the chapter 11 process while they seek confirmation of the Prepackaged Plans.

The unaudited condensed consolidated summary of operations includes the accounts of Nortek and all of its wholly-owned subsidiaries, collectively, the “Company”, after elimination of intercompany accounts and transactions, without audit and, in the opinion of management, reflects all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented and has been prepared on the basis of a going concern, although the events leading up to the chapter 11 bankruptcy proceedings and the chapter 11 bankruptcy proceedings create uncertainties about Nortek’s ability to meet its debt obligations as they become due in the event that the Prepackaged Plans are not confirmed by the Bankruptcy Court or the Bankruptcy Court confirms a substantially different plan of reorganization.  As a result of certain events of default or cross defaults pursuant to the terms of the Company’s indentures or other debt instruments, the Company has reclassified substantially all of its outstanding debt as of October 3, 2009 to current on its condensed consolidated balance sheet.  The Unaudited Financial Statements do not include any other adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of these uncertainties.

The unaudited condensed consolidated summary of operations does not purport to reflect or provide for the consequences of the bankruptcy cases, including the accounting requirements under the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 852, Reorganizations (“ASC 852”).  As a result, the unaudited condensed consolidated summary of operations does not segregate reorganization items, net nor does it reflect any of the fresh-start reporting adjustments required by ASC 852, which the Company expects will be required when it emerges from the Bankruptcy Cases.

The Company operates on a calendar year and for its interim periods operates on a 4-4-5 fiscal calendar, where each fiscal quarter is comprised of two 4-week periods and one 5-week period, with each week ending on a Saturday.  The Company’s fiscal year always begins on January 1 and ends on December 31.  As a result, the Company’s first and fourth quarters may have more or less days included than a traditional 4-4-5 fiscal calendar, which consists of 91 days.  The third quarters ended October 3, 2009 (“third quarter of 2009”) and September 27, 2008 (“third quarter of 2008”) each include 91 days.  The first nine months ended October 3, 2009 (“nine months of 2009”) and September 27, 2008 (“nine months of 2008”) include 276 days and 271 days, respectively.

The Company has evaluated subsequent events for potential recognition or disclosure through the date the financial statements were issued, December 2, 2009.  It is suggested that this unaudited condensed consolidated summary of operations be read in conjunction with the consolidated financial statements and the notes included in the Company’s latest quarterly report on Form 10-Q, its latest annual report on Form 10-K and its current reports on Form 8-K as filed with the Securities and Exchange Commission (“SEC”).

(B)
On September 3, 2009, NTK Holdings, Nortek Holdings, Inc. and Nortek entered into a restructuring and lock-up agreement (the “Restructuring Agreement”) with certain holders of (i) NTK Holdings’ 10 3/4% Senior Discount Notes due 2014 (the “NTK 10 3/4% Notes”), (ii) Nortek’s 8 1/2% Senior Subordinated Notes due 2013 (the “8 1/2% Notes”), and (iii) Nortek’s 10% Senior Secured Notes due 2013 (the “10% Notes”) (collectively, the “Notes”).  Pursuant to the Restructuring Agreement, certain holders of the Notes agreed to restructure and recapitalize the Notes through the implementation of a solicitation of votes for prepackaged plans of reorganization of NTK Holdings and Nortek pursuant to the Bankruptcy Code (the “Solicitation”).

As part of the Company’s strategy to preserve and enhance its near-term liquidity, the Company elected to forego making the approximately $26.6 million semi-annual interest payment on its 8 1/2% Notes that was due on September 1, 2009 (subject to a thirty (30) day grace period), which constituted an event of default under the indenture governing its 8 1/2% Notes prior to the consolidated balance sheet date of October 3, 2009.  The failure to make this interest payment also constituted a cross default under Nortek’s 10% Notes, ABL Facility, and certain other debt agreements prior to October 3, 2009, as well as a cross default under the NTK 10 3/4% Notes and the NTK Holdings Senior Unsecured Loans (the “NTK Unsecured Loans”).   The terms of the Restructuring Agreement provided that, subject to certain conditions, the holders of the Notes who executed the Restructuring Agreement would not exercise their rights and remedies against NTK Holdings or Nortek, respectively, with respect to the events of default resulting from the failure to pay the interest due on the 8 1/2% Notes under their applicable indentures.  In addition, on September 3, 2009, the Company entered into a forbearance agreement, as amended, with the lenders (the “Lenders”) under Nortek’s ABL Facility (the “ABL Forbearance Agreement”), whereby the Lenders agreed, among other things, to not exercise their rights and remedies against Nortek and its guarantor subsidiaries, respectively, with respect to the event of default resulting from the failure to pay the interest due on the 8 1/2% Notes, provided Nortek complied with the terms of the ABL Forbearance Agreement.  The Restructuring Agreement and ABL Forbearance Agreement were in effect up to the time the Bankruptcy Cases were filed.

As discussed above, on the Commencement Date, the Debtors filed the Bankruptcy Cases and, following the Commencement Date, the Debtors filed the Prepackaged Plans and Disclosure Statement.  The Company also disclosed the results of the votes on the Prepackaged Plans obtained from the Solicitation that the Debtors performed prior to the Commencement Date for all of the impaired or potentially impaired classes that were entitled to vote on the Prepackaged Plans, which included, among others, the NTK 10 3/4% Notes, the NTK Unsecured Loans, the 10% Notes, the 8 1/2% Notes and the 9 7/8% Notes.  Except for the holders of the NTK Unsecured Loans, all of the impaired or potentially impaired classes entitled to vote accepted the Prepackaged Plans.  A hearing to consider the compliance of the Disclosure Statement with the Bankruptcy Code’s disclosure requirements and any objections or other pertinent matters has been scheduled by the Bankruptcy Court for December 4, 2009 (the “Disclosure Statement Hearing”).  A hearing to consider confirmation of the Prepackaged Plans and any objections thereto (the “Confirmation Hearing”) is scheduled to commence immediately following the Disclosure Statement Hearing.  Any objections to the Disclosure Statement and/or the Prepackaged Plans were to be filed and served upon the Bankruptcy Court by 4:00PM EST on November 23, 2009.  One creditor, Ore Hill Partners LLC, filed an objection to the Prepackaged Plans, has filed a motion asking the Bankruptcy Court to compel the United States Trustee to form an official committee of unsecured creditors, and has sought a status conference with the Bankruptcy Court and discovery from the Debtors.  Ore Hill’s motion will be heard on December 4, 2009.  The Confirmation Hearing may be rescheduled by the Bankruptcy Court in the event that the Bankruptcy Court does not find compliance with the Disclosure Statement at the Disclosure Statement Hearing.  Assuming that the Prepackaged Plans are confirmed on the scheduled hearing date of December 4, 2009, the Company expects to emerge from bankruptcy on or about December 21, 2009 (the “Effective Date”).  There can be no assurance that the bankruptcy court will confirm the Prepackaged Plans or the actual Effective Date will be December 21, 2009, as it is subject to matters beyond the control of the Debtors, including potential third party objections, including the holders of the NTK Unsecured Loans, as well as the final approval of the Bankruptcy Court.

The Prepackaged Plans provide that, on the Effective Date, Nortek shall issue the following securities: (i) New Nortek Senior Secured Notes bearing interest at 11% and due in 2013 and having a total principal amount of $750 million, plus the amount of accrued and unpaid interest payable under the 10% Notes as of the Effective Date (the “New Nortek Senior Secured Notes”), issued by Nortek and guaranteed by certain of its subsidiaries; (ii) one class of common stock issued by Nortek (the “New Common Stock”); and (iii) new warrants, which may be exercised for a period of five years, subject to certain terms and conditions, to purchase a number of shares of New Common Stock equal to an aggregate of 5% of the number of outstanding shares of New Common Stock as of the Effective Date (assuming the exercise of all New Warrants) at an exercise price of $52.80 per share (assuming 15,000,000 shares of New Common Stock are issued on the Effective Date) (the “New Warrants”).

The Prepackaged Plans provide for the following distributions on the Effective Date, except to the extent any claimholder agrees to less favorable treatment:

•
The holders of the 10% Notes will receive their pro rata share (based on principal amount) of the New Nortek Senior Secured Notes and 5% of the New Common Stock.  On December 1, 2009, the Company paid the $37.5 million semi-annual interest payment due under the 10% Notes and any accrued interest earned subsequent to this payment and prior to the Effective Date is expected to be included in the principal of the New Nortek Senior Secured Notes.

•	The holders of the 8 1/2% Notes will receive their pro rata share (based on principal amount) of 91.5630% of the New Common Stock.

•	The holders of the 9 7/8% Notes will receive their pro rata share (based on principal amount) of 1.4370% of the New Common Stock.

•
The holders of the NTK 10 3/4% Notes will receive their pro rata share (based on principal amount) of 1.1762% of the New Common Stock and New Warrants exercisable for 2.9404% of the outstanding shares of New Common Stock as of the Effective Date.

•
The holders of the NTK Unsecured Loans will receive their pro rata share (based on principal amount) of 0.8238% of the New Common Stock and New Warrants exercisable for 2.0596% of the outstanding shares of New Common Stock as of the Effective Date.

•	The holders of the existing common stock of Nortek and NTK Holdings will have their shares cancelled and will receive no distribution.

•
Nortek shall establish the Equity Incentive Plan which will authorize the issuance of present and future equity awards representing an aggregate of up to 12% of the New Common Stock, on a fully diluted basis, to officers and key employees of the Reorganized Debtors and their affiliates.  The terms and allocation of equity awards shall be mutually agreed to by the Chief Executive Officer and an ad hoc committee comprised of certain holders of the 8 1/2% Notes, the 10% Notes and the NTK 10 3/4% Notes, and are contained in a plan supplement filed with the Bankruptcy Court.

On or about October 29, 2009, the Debtors caused notice of the commencement of the Bankruptcy Cases to be served on all known or potential creditors and other parties in interest.  As discussed above, the Bankruptcy Cases constituted an event of default under the ABL Facility, the 10% Notes, the 8 1/2 % Notes, the 9 7/8% Notes and certain other domestic debt agreements, as well as an event of default under the NTK 10 ¾% Notes and the NTK Unsecured Loans.  Subject to certain exceptions under the Bankruptcy Code, the filing of the Bankruptcy Cases automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the Commencement Date.  Thus, for example, creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the property of the Debtors, or to collect on or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay.

On October 23, 2009, the Debtors received approval from the Bankruptcy Court of several first day motions (the “First Day Motions”), including interim authorization to pay trade creditor balances that were incurred prior to the Commencement Date.   Trade creditor balances incurred subsequent to the Commencement Date will be paid in the ordinary course of business.  The Bankruptcy Court also authorized, among other things, the Debtors to pay all salaries and wages to their employees earned and unpaid as of the Commencement Date and approved the Debtor’s ability to honor all customer programs, including product warranties, in the ordinary course of business.  In addition, the Bankruptcy Court authorized the Debtors to use their cash on hand for the operation of business in the normal course.  The relief granted by the Bankruptcy Court through the First Day Motions was designed to stabilize the Company’s operations and business relationships with vendors, lenders, employees and others, minimize the effects of the commencement of the Bankruptcy Cases and preserve the value of the Debtors’ assets.  On November 19, 2009, the Company received final approval for all of the First Day Motions that were originally granted on an interim basis.  Certain of the First Day Motions are subject to Bankruptcy Court approved caps which limit the amounts that can be paid or honored subject to further approval by the Bankruptcy Court (the “Caps”).  The Debtors believe that the approved Caps included in the First Day Motions (and subsequently modified on November 19, 2009) are sufficient to permit the Company to operate in the ordinary course through the Effective Date without the need for additional Bankruptcy Court approval to raise the Caps.

On October 9, 2009, Nortek secured a commitment from a group of lenders for a $250 million asset based revolving credit facility (the “New ABL Facility”) in conjunction with its Prepackaged Plans, which includes a provision that the group of lenders will use commercially reasonable efforts to form a syndicate of lenders to increase the facility to $300 million.  As further required by the Prepackaged Plans, on November 13, 2009, the Company filed a draft of the agreement for the New ABL Facility that the Company expects to execute on the Effective Date provided Nortek remains in compliance with the terms of the commitment agreement.   The New ABL Facility will mature on the earlier of four years from the Commencement Date and the date that is 95 days before the stated maturity of the New Nortek Senior Secured Notes.  It will be subject to a borrowing base calculation that is similar to the existing ABL Facility.  Similar to the existing ABL Facility, Nortek will have various interest rate options based on LIBOR, the prime rate and the federal funds rate for any borrowings.  There will be limitations on Nortek’s ability to incur the full $250 million ($300 million if increased) of commitments under the new ABL Facility and Nortek will be required to make normal and customary representations and warranties prior to execution and to comply with normal and customary affirmative and negative covenants subsequent to execution.  As discussed further below, Nortek did not require any debtor-in-possession financing, as existing cash and cash generated from operations are expected to be sufficient to fund the operations of Nortek through the Effective Date.

As discussed above, upon emergence from chapter 11, Nortek and its subsidiaries (“Reorganized Nortek”) are expected to adopt fresh start reporting in accordance with ASC 852.  Fresh start reporting results in Reorganized Nortek becoming a new entity for financial reporting purposes.  Upon adoption of fresh start reporting, the Reorganized Debtor’s financial statements will not be comparable, in various material respects, to any of Nortek’s previously issued financial statements.

The filing of the Bankruptcy Cases also constituted an event of default under substantially all of Nortek’s and NTK Holdings’ domestic debt including the 8 1/2% Notes, the 10% Notes, Nortek’s 9 7/8% Series A and Series B Senior Subordinated Notes due 2011 (the “9 7/8% Notes”), the ABL Facility, the NTK 10 3/4% Notes and the NTK Unsecured Loans and, as such, the debt under these various agreements and indentures became automatically due and payable, subject to the automatic stay provisions of the Bankruptcy Code which prevents the enforcement of any actions to collect the amounts due.   Accordingly, substantially all of the Company’s long-term debt was reclassified to current as of October 3, 2009 with the exception of certain capital leases where the payment of the monthly lease payments has not been accelerated based on the terms of the capital lease agreements and certain foreign debt that is not impacted by the Bankruptcy Cases.

(C)
During the second quarter of 2009 and the third quarter of 2008, the Company recorded estimated non-cash impairment charges of approximately $250.0 million and $600.0 million, respectively, to reduce the carrying amount of its reporting unit’s goodwill to the estimated fair value based upon the results of the Company’s interim impairment tests that were necessitated by the deterioration of the housing market and other economic factors including, among others, the instability in the troubled mortgage market, rising unemployment and declining consumer confidence.

For the nine months of 2009, there can be no assurance that the Company will not incur additional substantial adjustments to this estimated impairment charge as a result of the completion of the Company’s impairment test in the fourth quarter of 2009.  Due to the complexity of the analysis required to complete the Step 2 and the timing of the Company’s determination of the goodwill impairment, the Company has not yet finalized its Step 2.  The Company completed a preliminary assessment of the expected impact of the Step 2 Test using reasonable estimates for the theoretical purchase price allocation and has recorded a preliminary estimate of the goodwill impairment loss for Home Technology Product’s (“HTP) reporting unit for the nine months of 2009.  The estimated fair value of the Company’s Residential Ventilation Product, Residential HVAC and Commercial HVAC reporting units exceeded its carrying values so no further impairment analysis was required for these reporting units.  The Company believes that the preliminary estimate of the goodwill impairment loss for HTP is reasonable and represents the Company’s best estimate of the goodwill impairment loss to be incurred by HTP; however, it is possible that when the final Step 2 testing is completed the Company may be required to record a material adjustment to this preliminary estimate.

(D)
The indenture that governs the Company’s 10% Notes contains certain covenants that limit the Company’s ability to incur additional indebtedness if the fixed charge coverage ratio (“FCCR”) measured on a trailing four quarter basis falls below 2.00 to 1.  The FCCR is the ratio of the Consolidated Cash Flow (as defined) to Fixed Charges (as defined) for such trailing four quarter period.  The Consolidated Cash Flow, as defined, is the equivalent to Adjusted EBITDA.  As of October 3, 2009, the FCCR was 1.20 to 1.

EBITDA represents net income before interest, income taxes, depreciation and amortization.  Adjusted EBITDA (which has the same meaning as Consolidated Cash Flow as defined by the indenture governing the 10% Notes) is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring items.  EBITDA and Adjusted EBITDA are not defined terms under GAAP.  Neither EBITDA nor Adjusted EBITDA should be considered an alternative to operating income or net income as a measure of operating results or an alternative to cash flow as a measure of liquidity.  There are material limitations associated with making the adjustments to the Company’s earnings to calculate EBITDA and Adjusted EBITDA and using these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures.  For instance, EBITDA and Adjusted EBITDA do not include:

•	interest expense, and, because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of the Company’s costs and ability to generate revenue;

•
depreciation and amortization expense, and, because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue;

•	income tax expense, and because the payment of taxes is part of the Company’s operations, tax expense is a necessary element of the Company’s costs and ability to operate; and

•	non-cash, non-recurring items can, at times, affect the Company’s operating results and the exclusion of such items is a material limitation.

The Company presents EBITDA because it considers it an important supplemental measure of its performance and believes it is frequently used by the Company’s investors and other interested parties, as well as by the Company’s management, in the evaluation of companies in its industry, many of which present EBITDA when reporting their results.  In addition, EBITDA provides additional information used by the Company’s management and board of directors to facilitate internal comparisons to historical operating performance of prior periods.  Further, management believes EBITDA facilitates their operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structure (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting depreciation expense).

The Company believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about the performance of the business, and the Company is required to reconcile net income to Adjusted EBITDA to demonstrate compliance with debt covenants.  While the determination of appropriate adjustments in the calculation of Adjusted EBITDA is subject to interpretation under the terms of the 10% Notes, management believes the adjustments described below are in accordance with the covenants in the 10% Notes.

The following table reconciles net loss to Adjusted EBITDA for the last twelve months ended October 3, 2009:

				(1)-(2)+(3)
	(1)	(2)	(3)	Trailing
	Nine Months	Nine Months	Year Ended	Four
	of 2009	of 2008	Dec. 31, 2008	Quarters
	(Dollar amounts in millions)

Net loss	$(290.5)	$(645.1)	$(780.7)	$(426.1)
Provision for income taxes	3.6	30.7	26.9	(0.2)
Interest expense	113.7	95.8	134.7	152.6
Investment income	(0.2)	(0.6)	(0.8)	(0.4)
Depreciation and amortization expense	45.8	53.1	68.6	61.3
EBITDA	$(127.6)	$(466.1)	$(551.3)	$(212.8)
Management fees (a)	1.5	1.5	2.0	2.0
Interest Income	0.2	0.6	0.8	0.4
Non-cash items increasing net income (b)	---	(1.9)	(1.9)	---
Non-recurring cash charges (c )	---	1.3	3.0	1.7
Other non-recurring items (d)	(4.6)	6.4	6.4	(4.6)
Non-cash impairment charges (e)	250.2	600.0	713.3	363.5
Stock Option Expense	0.1	0.1	0.1	0.1
Net foreign exchange losses (gains) (f)	(0.3)	(0.7)	2.8	3.2
Restructuring (g)	11.6	0.7	7.8	18.7
Adjusted EBITDA	$131.1	$141.9	$183.0	$172.2

(a)
Relates to the management agreement Nortek and Nortek Holdings, Inc. has with an affiliate of Thomas H. Lee Partners, L.P. providing for certain financial and strategic advisory and consultancy services.

(b)	For the nine months of 2008 and the year ended December 31, 2008, relates to a reduction in social liability reserve related to one of the Company’s foreign subsidiaries in the RVP segment.

(c)	Relates to miscellaneous non-recurring items of the Company and is limited to $3.0 million for any trailing four quarter period.

(d)
For the nine months of 2009 includes a change in estimate of loss on the Company’s indemnification related to a lease guarantee of approximately $3.9 million and a gain on the favorable settlement of litigation of approximately $0.7 million.  For the nine months of 2008 and the year ended December 31, 2008, includes an estimated loss contingency on the Company’s indemnification related to a lease guarantee.

(e)	Includes non-cash goodwill impairment charges as well as non-cash write-downs of certain of the Company’s subsidiaries.

(f)	Non-cash foreign exchange (gains) losses related to intercompany debt not indefinitely invested in the Company’s subsidiaries.

(g)
Includes severance charges associated with reduction in workforce initiatives, charges related to the closure of certain of the Company’s facilities and advisory and other fees related to the Company’s reorganization of its capital structure.